Exhibit 15.1
[Conyers Dill & Pearman Letterhead]
29 June 2010

Focus Media Holding Limited	DIRECT LINE: 2842 9556 / 2842 9550
Unit No. 1, 20th Floor	E-MAIL: christopher.bickley@conyersdillandpearman.com
The Centrium	/ brian.lee@conyersdillandpearman.com
60 Wyndham Street	OUR REF: CB/BLHK/rc/M//873588/D#298646
Central, Hong Kong	YOUR REF:
Attention: Mr. Alex Deyi Yang
Dear Sirs:
We hereby consent to the reference to our firm under the heading “Taxation — Cayman Islands” in the annual report on Form 20-F for the fiscal year ended December 31, 2009 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about 29 June 2010.
Yours faithfully,
/s/ Conyers Dill & Pearman
Conyers Dill & Pearman